Exhibit 99.2

Atlantic Union Bankshares Corporation Announces Agreement to Acquire American National Bankshares Inc.

Richmond, Va. and Danville, Va., July 25, 2023 – Atlantic Union Bankshares Corporation (“Atlantic Union”) (NYSE: AUB) and American National Bankshares Inc. (“American National”) (Nasdaq: AMNB) jointly announced today that they have entered into a definitive merger agreement for Atlantic Union to acquire American National in an all-stock transaction. Combining the two organizations will strengthen Atlantic Union, the largest regional bank headquartered in Virginia, by deepening its presence in Southwest and Southside Virginia.

The combined company will have total assets of $23.7 billion, total deposits of $19.1 billion and gross loans of $17.3 billion, based on financial data as of June 30, 2023.

“American National is a high-quality community bank with an exceptional 114-year history, a strong core deposit base and outstanding asset quality,” said John C. Asbury, President and Chief Executive Officer of Atlantic Union. “This is a company and leadership team we have long admired and know well, and the relationship between our two banks spans decades. We expect that our combined footprint will bring additional convenience to our customers and position us as an even stronger competitor against the large national, super-regional and smaller community banks. Increasing our presence in Roanoke and entering Southside Virginia will further build out our Virginia franchise and the transaction will also allow us to gain meaningful entry into North Carolina’s attractive Piedmont Triad region and Raleigh. With a more diversified deposit base, expected synergies and enhanced growth market opportunities, we believe the combined franchise will be able to generate a higher level of financial performance for our shareholders.”

“Partnering with Atlantic Union will unlock more value for all of our stakeholders,” said Jeff Haley, Chairman, President and Chief Executive Officer of American National. “In a rapidly changing industry, this combination will give us the ability to continue to meet our customers’ banking needs with new technology and resources while providing increased opportunities for our employees. I believe we are bringing together two of the best banks in Virginia to realize tremendous opportunities. And at the root of this partnership are two solid banks with very compatible cultures which ultimately will make us stronger together.”

“As Jeff said, we are excited about the opportunity to bring two of the best banks headquartered in Virginia together,” said Ron Tillett, Chairman of Atlantic Union’s Board of Directors. “We believe that the combination of our two companies creates a uniquely valuable franchise that is able to better serve our customers and markets while creating long-term shareholder value.”

Two members of the American National board of directors, Nancy Howell Agee and Joel R. Shepherd, will join the Atlantic Union board of directors. After closing, Haley will assist in the integration of the two companies and advise on the combined bank’s regional community banking model in the legacy American National markets and serve as the bank’s representative to two Danville-based charitable trusts.

Under the terms of the merger agreement, each outstanding share of American National common stock will be converted into the right to receive 1.35 shares of Atlantic Union common stock, valuing the transaction at approximately $416.8 million, or $39.23 per share, based on Atlantic Union’s ten-day weighted average closing stock price ending July 24, 2023.

The merger agreement has been unanimously approved by the board of directors of each company. The companies expect to complete the transaction in the first quarter of 2024, subject to the satisfaction of customary closing conditions, including regulatory approvals and American National shareholder approval.

Piper Sandler & Co. is acting as financial advisor to Atlantic Union and Covington & Burling LLP is acting as its legal advisor in the transaction. Keefe, Bruyette & Woods, Inc., a Stifel Company, is acting as financial advisor to American National and Williams Mullen is acting as its legal advisor in the transaction.

Joint Investor Conference Call

Atlantic Union will host a conference call to discuss its second quarter earnings at 9:00 a.m. Eastern Time today, July 25, 2023 and American National will join to discuss today’s announcement.

The webcast with investor presentation can be accessed at:

https://edge.media-server.com/mmc/p/g5jw6mu3. For analysts who wish to participate in the conference call, please register at the following URL: https://register.vevent.com/register/BI1a5d16a5982740369c57e980002f5ab6. To participate in the conference call, you must use the link to receive an audio dial-in number and an Access PIN.

Presentation slides for the conference call are available on Atlantic Union’s investor website: http://investors.atlanticunionbank.com and on American National’s investor website: https://americannationalbank.q4ir.com/overview/corporate-profile/default.aspx. A replay of the conference call will be posted on Atlantic Union’s investor website.

Media Availability

Senior leadership of Atlantic Union will be available virtually to members of the news media from 3:15 p.m. to 3:45 p.m. Eastern Time today, July 25, 2023. To participate, please contact Beth Shivak, Atlantic Union’s SVP and Director of Corporate Communications at: 804.327.5746.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union is the holding company for Atlantic Union Bank. Atlantic Union Bank has 109 branches and approximately 125 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

About American National Bankshares Inc.

American National is a multi-state bank holding company with total assets of approximately $3.1 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.2 billion of trust, investment and brokerage assets in its Wealth Management Division.

Caution About Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Atlantic Union with respect to the proposed transaction, the strategic benefits and financial benefits of the proposed transaction, including the expected impact of the proposed transaction on the combined company’s future financial performance (including anticipated accretion to earnings per share, the tangible book value earn-back period and other operating and return metrics), the timing of the closing of the proposed transaction, and the ability to successfully integrate the combined businesses.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgment of Atlantic Union or American National or their management about future events. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results, expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, among others, the following:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and the approval by American National shareholders, on a timely basis or at all;

•	the possibility that the anticipated benefits of the proposed transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all;
•	the possibility that the integration of the two companies may be more difficult, time-consuming or costly than expected;
•	the impact of purchase accounting with respect to the proposed transaction, or any change in the assumptions used regarding the assets acquired and liabilities assumed to determine their fair value and credit marks;
•	the outcome of any legal proceedings that may be instituted against Atlantic Union or American National;
•	the possibility that the proposed transaction may be more expensive or take longer to complete than anticipated, including as a result of unexpected factors or events;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;
•	changes in Atlantic Union’s or American National’s share price before closing;
•	risks relating to the potential dilutive effect of shares of Atlantic Union’s common stock to be issued in the proposed transaction;
•	other factors that may affect future results of Atlantic Union or American National including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates; deposit flows; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Although each of Atlantic Union and American National believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of Atlantic Union or American National will not differ materially from any projected future results expressed or implied by such forward-looking statements. Additional factors that could cause results to differ materially from those described above can be found in Atlantic Union’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and other documents subsequently filed by Atlantic Union with the Securities Exchange Commission (“SEC”), and in American National’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and other documents subsequently filed by American National with the SEC. The actual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on Atlantic Union, American National or their respective businesses or operations. Investors are cautioned not to rely too heavily on any such forward-looking statements. Forward-looking statements speak only as of the date they are made and Atlantic Union and American National undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Atlantic Union intends to file with the SEC a Registration Statement on Form S-4 (“Registration Statement”) that will include a Proxy Statement of American National and a Prospectus of Atlantic Union (“Proxy Statement/Prospectus”), and each of Atlantic Union and American National may file with the SEC other relevant documents concerning the proposed transaction. A definitive Proxy Statement/Prospectus will be sent to the shareholders of American National to seek their approval of the proposed transaction. Before making any voting or investment decision, investors and shareholders of American National are urged to read the Registration Statement and Proxy Statement/Prospectus regarding the proposed transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Atlantic Union, American National and the proposed transaction and related matters.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval with respect to the proposed transaction between Atlantic Union and American National. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about Atlantic Union and American National, may be obtained, free of charge, at the SEC’s website (http://www.sec.gov) when they are filed.  You will also be able to obtain these documents, when they are filed, free of charge, from Atlantic Union by accessing Atlantic Union’s website at https://investors.atlanticunionbank.com or from American National by accessing American National’s website at https://amnb.com/investors. Copies of the Registration Statement, Proxy Statement/Prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Atlantic Union Investor Relations, Atlantic Union Bankshares Corporation, 4300 Cox Road, Richmond, Virginia 23060, or by calling 804.448.0937, or to American National by directing a request to American National Investor Relations, American National Bankshares Inc., 628 Main Street, Danville, Virginia 24541 or by calling 434.792.5111. The information on Atlantic Union’s and American National’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the SEC.

Participants in the Solicitation

Atlantic Union, American National and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Atlantic Union’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 21, 2023, and the other documents filed with the SEC. Information regarding American National’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 6, 2023, and he other documents filed with the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Registration Statement, Proxy Statement/Prospectus and other relevant materials to be filed with the SEC, when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Contacts:

Bill Cimino (804) 448-0937, SVP and Director of Investor Relations of Atlantic Union

Jeffrey W. Farrar (434) 773-2274, Chief Operating and Chief Financial Officer of American National

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